Exhibit 10-y

TRUSTMARK CORPORATION
FORM OF
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

Granted <<grant date>>

This Performance-Based Restricted Stock Agreement (“Agreement”) is entered into as of <<grant date>> pursuant to the 2005 Stock and Incentive Compensation Plan (the “Plan”) of Trustmark Corporation (the “Company”) and evidences the grant of Restricted Stock (as defined in the Plan), and the terms, conditions and restrictions pertaining thereto, to <<name>> (the “Associate”).

WHEREAS, the Company maintains the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (“Stock”) to such key associates of the Company and its Subsidiaries as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, as a result of its participation in the CPP (as defined below), the Company is subject to, among other things, the executive compensation requirements of Section 111(b) of the EESA (as defined below), with respect to the compensation of certain current and future employees of the Company; and

WHEREAS, the Committee previously approved an award of performance-based restricted stock to the Associate under the Plan on <<initial approval date>>, but before such award was formally documented in writing and signed by the Company and the Associate, the ARRA (as defined below) was enacted on February 17, 2009, raising significant questions regarding the ability of the Company to grant restricted stock to the Associate in compliance with the CPP Requirements (as defined below), and therefore, the Committee determined it was in the Company’s best interest to take a conservative approach and not grant the full <<initial approval date>> award until the CPP Requirements were further clarified; and

WHEREAS, effective June 15, 2009, the Treasury Department issued interim final rules clarifying the CPP Requirements and based on these interim final rules the Committee and the Company’s Board of Directors now deem it desirable and appropriate to complete the restricted stock awards originally approved on <<initial approval date>>, to the extent permissible under the CPP Requirements and, where limited, to prorate the restricted stock awards between “Performance-Based” awards and “Time-Based” awards, by granting to the Associate TARP-compliant long-term restricted stock (as defined below) under the CPP Requirements; and

WHEREAS, pursuant to the Plan, the Company, upon recommendation by the Committee and approval by the Company’s Board of Directors, has granted to the Associate a restricted stock award conditioned upon the execution by the Company and the Associate of a Performance-Based Restricted Stock Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Associate and of the covenants contained herein, the parties hereby agree as follows:

1.            Award of Shares.  Under the terms of the Plan, the Company, upon recommendation by the Committee and approval by the Company’s Board of Directors on <<meeting date>>, awarded to the Associate a restricted stock award (the “Award”) effective on <<grant date>> (“Award Date”), covering <<shares>> shares of the Company’s Stock (the “Award Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement.

2.	TARP Terminology. For purposes of this Agreement, the following terms have the following meanings:

(a)	“Affected MHCE” means one of the Company’s top five most highly compensated employees as provided in the CPP Requirements for purposes of the golden parachute prohibition thereof.

(b)	“Aggregate TARP Financial Assistance” means all Company obligations arising from financial assistance provided to the Company under the CPP pursuant to authority granted under the EESA.

(c)	“ARRA” means the American Recovery and Reinvestment Act of 2009, as amended from time to time.

(d)	“CPP” means the Troubled Asset Relief Program Capital Purchase Program created by the Treasury Department pursuant to authority granted under the EESA.

(e)	“CPP Requirements” means the guidance and regulations issued by the Treasury Department with respect to the CPP, as such guidance and regulations may be amended from time to time.

(f)	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended from time to time.

(g)	“SEO” means a senior executive officer as defined in the CPP Requirements.

(h)
“TARP-compliant long-term restricted stock” means restricted stock that complies with the definition of “long-term restricted stock” for purposes of the exception to the bonus prohibition in the CPP Requirements.

(i)
“TARP Period” has commenced on or before the Award Date and ends on the day all Company obligations arising from financial assistance provided to the Company under the CPP are satisfied as described in Section 111(b)(3)(D)(i) of the EESA, excluding any period in which the Treasury Department only holds warrants to purchase common stock as provided in Section 111(a)(5) of the EESA.

(j)	“Treasury Department” means the U.S. Department of the Treasury.

3.             Vesting in the Award Shares.

(a)
Subject to earlier vesting or forfeiture as provided below, the Associate’s interest in the following applicable portion of the Award Shares shall become non-forfeitable (“Vested” or “Vesting”) on <<vesting date>>, provided the Associate remains in employment with the Company or its Subsidiaries through such date, with Vesting in the Award Shares being determined by the Company’s return on average tangible equity (“ROATE”) and total shareholder return (“TSR”) ranking for the <<number>> calendar quarters beginning <<beginning of measurement period>> and ending <<end of measurement period>> (the “Performance Period”) compared to the ROATE and TSR for the Peer Group (see Attachment A) as follows, where Vesting in the Award Shares is equal to the number of the Award Shares multiplied by the sum of the vesting percentage in (A) and the vesting percentage in (B) below:

	(A)			(B)
ROATE	ROATE		TSR	TSR
Ranking	Vesting Percentage		Ranking	Vesting Percentage

<<rank>> Percentile	100%	+	<<rank>> Percentile	100%
<<rank>> Percentile	90%	+	<<rank>> Percentile	90%
<<rank>> Percentile	70%	+	<<rank>> Percentile	70%
<<rank>> Percentile	50%	+	<<rank>> Percentile	50%
<<rank>> Percentile	32.5%	+	<<rank>> Percentile	32.5%
<<rank>> Percentile	22.5%	+	<<rank>> Percentile	22.5%
<<rank>> Percentile	17.5%	+	<<rank>> Percentile	17.5%
Less than <<rank>>	0%	+	Less than <<rank>>	0%

If the Company’s ranking is above the <<rank>> percentile, but less than the <<rank>> percentile, then the vesting percentage shall be determined by straight line interpolation (rounded, where not otherwise resulting in a whole or half percent, to the next lowest whole or half percent) where the ranking falls between identified percentile tiers (for example, if the ranking is in the <<rank>> percentile, then the vesting percentage is <<%>>).

If the aggregate Vesting exceeds 100%, all Award Shares shall be Vested and Excess Shares shall be granted as provided in Paragraph 13.

All determinations regarding Vesting in the Award Shares under this Paragraph 3(a) shall be made and certified to in writing by the Committee during the first 2-1/2 months following the end of the Performance Period.

The balance of any Award Shares that are not considered Vested by or as of the last day of the Performance Period shall be forfeited.

(b)
Subject to earlier forfeiture as provided below, in the event a Vesting Acceleration Event occurs while the Associate is an employee of the Company or one of its Subsidiaries and prior to the last day of the Performance Period, then the ROATE and the TSR of the Company and the Peer Group shall be determined for all calendar quarters in the Performance Period ending on or prior to the date of the first such Vesting Acceleration Event and the Vesting provisions set forth in Paragraph 3(a) shall be applied to a time-weighted portion of the Award Shares (determined by multiplying the number of Award Shares by a fraction (not to exceed one), the numerator of which is the number of complete calendar months from the beginning of the Performance Period to and including the Vesting Acceleration Event, and the denominator of which is the number of calendar months in the Performance Period) based on such ROATE and the TSR.  In such event, the time-weighted portion of the Award Shares, as so determined, shall automatically be Vested on the date of such Vesting Acceleration Event.  In such event, the balance of the Award Shares which are not Vested shall be forfeited, and no Excess Shares (as otherwise provided for in Paragraph 13) shall be granted.  All determinations regarding Vesting in the Award Shares under this Paragraph 3(b) shall be made and certified to in writing by the Committee during the period beginning on the date of the Vesting Acceleration Event and ending 2-1/2 months following the end of the calendar quarter in which the Vesting Acceleration Event occurs.

(c)	The following terms have the following meanings for purposes hereof:

(i)
“Cause” means that the Associate (A) has committed an act of personal dishonesty, embezzlement or fraud, (B) has misused alcohol or drugs, (C) has failed to pay any obligation owed to the Company or any affiliate, (D) has breached a fiduciary duty or deliberately disregarded any rule of the Company or any affiliate, (E) has committed an act of willful misconduct, or the intentional failure to perform stated duties, (F) has willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (G) has disclosed without authorization any confidential information of the Company or any affiliate, (H) has engaged in any conduct constituting unfair competition, or (I) has induced any customer of the Company or any affiliate to breach a contract with the Company or any affiliate.

(ii)
“Peer Group” means the financial institutions listed on Attachment A hereto; provided that subject to any restrictions and limitations under Section 162(m) of the Internal Revenue Code, any listed financial institution shall be eliminated if it is acquired or otherwise changes its structure or business such that it is no longer reasonably comparable to the Company (as determined by the Committee), and in the case of any such elimination, the Committee may replace the eliminated financial institution with another financial institution which it considers reasonably comparable to the Company.

(iii)
“ROATE” means the cumulative net earnings after taxes available to common shareholders, adjusted for tax-affected amortization of intangibles, for the calendar quarters in each calendar year in a specified period of time divided by average shareholder’s tangible common equity (which is the excess of the difference between the total assets, excluding total identifiable intangible assets and goodwill, and the sum of total liabilities and preferred equity, averaged for the calendar quarters in each calendar year in the specified period), all as determined in accordance with generally accepted accounting principles and as reported in the company’s financial statements provided to shareholders and converted to an annual rate by dividing by the number of years and partial years (expressed in quarters) in the specified period.

(iv)
“TSR” means the return a holder of common stock earns over a specified period of time, expressed as a percentage and including changes in Average Market Value of, and dividends or other distributions with respect to, the stock and converted to an annual rate by dividing the calculated percentage for the specified period by the number of years and partial years (expressed in quarters) in the specified period.  TSR return shall be determined as the sum of (A) the Ending Average Market Value reduced by the Beginning Average Market Value and (B) dividends or other distributions with respect to a share paid during the specified period and with such dividends and other distributions deemed reinvested in Stock (based on Market Share Price on the date of payment where not paid in Stock), and (C) with such sum being divided by the Beginning Average Market Value.  TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of the appropriate total shareholder return model of Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.  For purposes hereof:

(A)
“Average Market Value” means the average of the closing sale price of such stock for the applicable ten trading days beginning or ending on a specified date for which such closing sales price is reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(B)	“Beginning Average Market Value” means the Average Market Value based on the first ten trading days of the Performance Period.

(C)	“Ending Average Market Value” means the Average Market Value based on the last ten trading days of the Performance Period (or other period as of which Ending Average Market Value is calculated).

(D)
“Market Share Price” means the closing sale price for the specified day (or the last preceding day thereto for which reported) as reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(v)
“Vesting Acceleration Event” means during the Performance Period with respect to the Award Shares and during the Excess Share Vesting Period (as defined below) with respect to the Excess Shares, as applicable:

(A)
the Associate’s death or termination of employment due to becoming disabled (as defined for purposes of Section 22(e)(3) of the Internal Revenue Code, whether or not the Associate has an Employment Agreement);

(B)
the Associate’s termination of employment on or after <<grant date + 2 years>> due to becoming disabled (as defined in his or her Employment Agreement, if the Associate has an Employment Agreement and his or her termination is not due to becoming disabled as defined for purposes of Section 22(e)(3) of the Internal Revenue Code) if on the date of termination either (i) the TARP Period has ended or (ii) the Associate is not an SEO or an Affected MHCE;

(C)
the Associate’s retirement on or after <<grant date + 2 years>>, with the consent of the Committee or its delegate, at or after age sixty-five (65) where there is no Cause (as defined above) for the Company to terminate the Associate’s employment, if on the date of retirement either (i) the TARP Period has ended or (ii) the Associate is not an SEO or an Affected MHCE;

(D)
the termination of the Associate’s employment with the Company and its Subsidiaries by the Company on or after <<grant date + 2 years>> other than for Cause (as defined herein), if on the date of termination either (i) the TARP Period has ended or (ii) the Associate is not an SEO or an Affected MHCE;

(E)
the termination of the Associate’s employment with the Company and its Subsidiaries prior to <<grant date + 2 years>> due to of a Change in Control (as defined in the Plan) which with respect to the Associate is a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets (as defined in Section 409A of the Internal Revenue Code), if the Change in Control is also a change in control event (as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or as defined in 26 CFR 1.409A-3(i)(5)(i)) and on the date of termination either (i) the TARP Period has ended or (ii) the Associate is not an SEO or an Affected MHCE;

(F)
the occurrence on or after <<grant date + 2 years>> of a Change in Control (as defined in the Plan) which with respect to the Associate is a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets (as defined in Section 409A of the Internal Revenue Code), if the Associate has remained employed with the Company or a Subsidiary through the date the Change in Control occurs, and on the date such Change in Control occurs either (i) the TARP Period has ended or (ii) the Associate is not an SEO or an Affected MHCE; or

(G)
if the Associate has an Employment Agreement, the Associate’s termination of employment with the Company and its Subsidiaries at his or her own initiative on or after <<grant date + 2 years>> for “Good Reason” (as defined in his or her Employment Agreement, but only if defined therein) if on the date of termination either (i) the TARP Period has ended or (ii) the Associate is not an SEO or an Affected MHCE.

For purposes of determining a Vesting Acceleration Event, an “Employment Agreement” means a written individual employment agreement, or if there is no employment agreement, then a written individual change in control agreement, as in effect on the Award Date between the Associate and the Company or one of its Subsidiaries.  If an Associate does not have such a written individual employment agreement or change in control agreement, the Associate is considered not to have an Employment Agreement for purposes hereof.

4.	Transferability of Award Shares.

(a)
If the Vesting of any Award Shares occurs before the end of the TARP Period, such Vested Award Shares shall not become freely transferable until the first day after the TARP Period ends, subject however, to the following accelerated transferability (determined on a cumulative basis for Vested Award Shares:

(i)
25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable at the time of the Company’s repayment of 25% of the Aggregate TARP Financial Assistance,

(ii)
An additional 25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 50% of the Award Shares) at the time of the Company’s repayment of 50% of the Aggregate TARP Financial Assistance,

(iii)
An additional 25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 75% of the Award Shares) at the time of the Company’s repayment of 75% of the Aggregate TARP Financial Assistance, and

(iv)	The remainder of the Award Shares may become freely transferable at the time of the Company’s repayment of 100% of the Aggregate TARP Financial Assistance.

Notwithstanding the foregoing, where the Associate does not make an election with respect to the Award Shares under Section 83(b) of the Internal Revenue Code, at any time beginning with the date upon which the Award Shares become substantially vested (as defined in 26 CFR 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Vested Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) shall be made freely transferable as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to such Vesting, and the number of such Vested Award Shares made freely transferable for this purpose shall not count toward the percentages in the schedule ((i) through (iv)) above.

(b)	If the Vesting of any Award Shares occurs after the end of the TARP Period, such Vested Award Shares shall also become freely transferable at the same time as Vesting occurs.

(c)
Except as contemplated in Paragraph 4(a) and/or (b), the Award Shares, and the rights and privileges conferred hereby, shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any way, otherwise than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, prior to the later of their Vesting or the end of the TARP Period (the period from the Award Date through such latter date being the “Non-Transferability Period” with respect to the Award Shares).

5.             Stock Certificates.

(a)
The Company shall issue the Award Shares and Excess Shares, if any, either: (i) in certificate form as provided in Paragraph 5(b) below; or (ii) in book entry form, registered in the name of the Associate with notations regarding the applicable restrictions on transfer imposed under this Agreement.

(b)
Any certificates representing Award Shares or Excess Shares shall be held by the Company until such time as the Non-Transferability Period with respect to such shares lapses, or such shares are forfeited hereunder.  Any Award Shares or Excess Shares issued in book entry form shall be subject to the following legend, and any certificates representing the Award Shares or Excess Shares shall bear the following legend, during the Non-Transferability Period with respect to the Award Shares or the Excess Shares, as applicable:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Performance-Based Restricted Stock Agreement dated <<grant date>>.  A copy of the Plan, such rules and procedures, and such Performance-Based Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

(c)
Promptly after the Non-Transferability Period lapses with respect to any of the Award Shares or Excess Shares, as applicable, the Company shall, as applicable, either remove the notations on any of such shares issued in book entry form as to which the Non-Transferability Period has lapsed or deliver to the Associate a certificate or certificates evidencing the number of such shares as to which the Non-Transferability Period has lapsed.

(d)
The Committee may require, concurrently with the execution and delivery of this Agreement, the Associate to deliver to the Company an executed stock power, in blank, with respect to the Award Shares or Excess Shares.  The Associate, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as the Associate’s attorney(s) in fact to effect any transfer of forfeited shares (or shares otherwise reacquired or withheld by the Company hereunder), or any adjustment to the number of Award Shares or Excess Shares pursuant to Paragraph 15 or 16 below, to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

6.             Voting Rights.  During the Non-Transferability Period with respect to the Award Shares, the Associate may exercise full voting rights with respect to the Award Shares.

7.             Dividends and Other Distributions.  During the Non-Transferability Period with respect to the Award Shares, subject to Paragraphs 15 and 16, all dividends and other distributions paid with respect to the Award Shares (whether in cash, property or shares of the Company’s Stock) shall be registered in the name of the Associate and held by the Company until payable or forfeited pursuant hereto.  Such dividends and other distributions shall be subject to the same Vesting rules and restrictions on transferability as the Award Shares with respect to which they were paid and shall, to the extent Vested, be paid when and to the extent the Non-Transferability Period has lapsed with respect to the underlying Award Shares.

8.            Forfeiture on Termination of Employment.  Except in connection with a Vesting Acceleration Event defined in Paragraph 3(c)(v)(A) or 3(c)(v)(E), if the Associate’s employment with the Company and its Subsidiaries ceases prior to <<grant date + 2 years>>, all of the Award Shares shall be forfeited to the Company and no Excess Shares shall be granted. If the Associate’s employment with the Company and its Subsidiaries ceases on or after <<grant date + 2 years>>, any Award Shares that are not considered Vested by or at the cessation of the Associate’s employment with the Company and its Subsidiaries shall be forfeited to the Company.  For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination or cessation of employment.

9.            Withholding Taxes.  The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares.  The Committee may require the Associate or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed.  In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due to or to become due from the Company, or any of its Subsidiaries, to or with respect to the Associate an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes or to retain and withhold a number of shares of the Company’s Stock having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes.  The Associate or any successor in interest is authorized to deliver shares of the Company’s Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares acquired pursuant to this Award if the Non-Transferability Period with respect to such shares has lapsed).

10.           Administration of Plan.  The Plan is administered by the Committee appointed by the Company’s Board of Directors.  The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding awards pursuant to the Plan, and to require of any person receiving an award, at the time of such receipt, at Vesting and/or at the time of transferability, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

11.           Plan and Prospectus.  This Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions).  A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Associate, and the Associate acknowledges receipt thereof.

12.           Notices.  Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol Street	P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention: Secretary

Any notice to the Associate required under or relating to this Agreement shall be in writing and addressed to the Associate at his or her address as it appears on the records of the Company.

13.           Terms and Conditions Applicable to Excess Shares Where Vesting in the Award Shares Exceeds 100%.

(a)
Since Vesting in the Award Shares pursuant to Paragraph 3(a) equals the number of Award Shares multiplied by the sum of the applicable ROATE vesting percentage and the applicable TSR vesting percentage, the aggregate Vesting pursuant to Paragraph 3(a) could exceed 100%.  In that event, additional Restricted Stock (“Excess Shares”) shall be granted to the Associate within the first 2-1/2 months following the end of the Performance Period in a number equal to the excess of the aggregate Vesting pursuant to Paragraph 3(a) over 100% multiplied by the number of Award Shares granted on the Award Date (as adjusted by the Committee pursuant to Section 4.4 of the Plan to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company).  No Excess Shares shall be granted in connection with Vesting pursuant to Paragraph 3(b).

(b)	The Excess Shares, if any, shall be subject to the following terms and conditions:

(i)	Voting rights shall be provided from the date of grant of the Excess Shares.

(ii)
During the Non-Transferability Period with respect to the Excess Shares and after the date of grant thereof, subject to Paragraphs 15 and 16, all dividends and other distributions paid with respect to the Excess Shares (whether in cash, property or shares of the Company’s Stock) shall be registered in the name of the Associate and held by the Company until payable or forfeited pursuant hereto.  Such dividends and other distributions shall be subject to the same Vesting rules and restrictions on transferability as the Excess Shares with respect to which they were paid and shall, to the extent Vested, be paid when and to the extent the Non-Transferability Period has lapsed with respect to the underlying Excess Shares.  No dividends and other distributions shall be accumulated for periods before the date of grant of the Excess Shares.

(iii)
Subject to earlier vesting or forfeiture as provided below, if the Associate remains continuously employed by the Company or one of its Subsidiaries from the beginning of the Performance Period through <<Excess Share vesting date>> (the “Excess Share Regular Vesting Date,” and the period from the last day of the Performance Period through the Excess Share Regular Vesting Date being the “Excess Share Vesting Period” with respect to the Excess Shares), then the Excess Shares shall become non-forfeitable (i.e., Vested) on the Excess Share Regular Vesting Date.

(iv)
Notwithstanding Paragraph 13(b)(iii) above, but subject to earlier forfeiture as provided below, in the event a Vesting Acceleration Event occurs while the Associate is employed by the Company or one of its Subsidiaries and on or after the last day of the Performance Period, but prior to the Excess Share Regular Vesting Date, then the Excess Shares shall be Vested as of the date the Vesting Acceleration Event occurs.

(v)
If the Associate’s employment with the Company and its Subsidiaries ceases prior to the Excess Share Regular Vesting Date and Vesting pursuant to a Vesting Acceleration Event in Paragraph 13(b)(iv) does not apply, then the Excess Shares that are not considered Vested by or at the cessation of the Associate’s employment with the Company and its Subsidiaries shall be automatically forfeited to the Company.

(vi)	Transferability of Vested Excess Shares shall be determined pursuant to Paragraph 13(c).

(c)	In addition, transferability of the Excess Shares, if any, shall be subject to the following terms and conditions:

(i)
If the Vesting of any Excess Shares occurs before the end of the TARP Period, such Vested Excess Shares shall not become freely transferable until the first day after the TARP Period ends, subject however, to the following accelerated transferability (determined on a cumulative basis for Vested Excess Shares):

(A)
25% of the Excess Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable at the time of the Company’s repayment of 25% of the Aggregate TARP Financial Assistance,

(B)
An additional 25% of the Excess Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 50% of the Award Shares) at the time of the Company’s repayment of 50% of the Aggregate TARP Financial Assistance,

(C)
An additional 25% of the Excess Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 75% of the Award Shares) at the time of the Company’s repayment of 75% of the Aggregate TARP Financial Assistance, and

(D)	The remainder of the Excess Shares may become freely transferable at the time of the Company’s repayment of 100% of the Aggregate TARP Financial Assistance.

Notwithstanding the foregoing, where the Associate does not make an election with respect to the Excess Shares under Section 83(b) of the Internal Revenue Code, at any time beginning with the date upon which the Excess Shares become substantially vested (as defined in 26 CFR 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Vested Excess Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) shall be made freely transferable as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to such Vesting, and the number of such Vested Excess Shares made freely transferable for this purpose shall not count toward the percentages in the schedule ((A) through (D)) above.

(ii)	If the Vesting of any Excess Shares occurs after the end of the TARP Period, such Vested Excess Shares shall also become freely transferable at the same time as Vesting occurs.

(iii)
Except as contemplated in Paragraph 13(c)(i) and/or 13(c)(ii), the Excess Shares, and the rights and privileges conferred hereby, shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any way, otherwise than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, prior to the later of their Vesting or the end of the TARP Period (the period from the last day of the Performance Period through such latter date being the “Non-Transferability Period” with respect to the Excess Shares).

14.           Construction and Capitalized Terms.  This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan and in accordance with both the Award Shares and the Excess Shares being a Performance-Based Compensation Award (as defined in the Plan), but, due to timing of the Award in relation to the beginning of the Performance Period, not with their being “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.  Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

15.           Compliance with Section 409A of the Internal Revenue Code.

(a)
It is intended that any right or benefit which is provided pursuant to or in connection with this Award which is considered to be nonqualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code (a “409A benefit”) shall be provided and paid in a manner, and at such time (i.e., at the applicable event described herein if a Section 409A payment event or otherwise at the first Section 409A payment event thereafter consisting of a fixed time (here, the 2-1/2 month period from <<vesting determination period>> for Award Shares and <<Excess Share vesting date>> for Excess Shares), a Section 409A disability, a Section 409A separation from service (as described below), or a Section 409A change with respect to the Associate in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets of the Company and including, in the discretion of the Committee or its delegate, any applicable Section 409A de minimis limited cashout payment permitted under Treasury Reg. Section 1.409A-3(j)(4)(v)) and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  Consequently, this Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Section 409A.  Notwithstanding the foregoing, the Associate and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Associate or his or her successor in interest in connection with this Agreement (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Associate or his or her successor in interest harmless from any or all of such taxes or penalties.

(b)
Except as permitted under Section 409A, any 409A benefit payable to the Associate or for his or her benefit with respect to the Award may not be reduced by, or offset against, any amount owing by the Associate to the Company or any of its affiliates.

(c)
To the extent that entitlement to payment of any 409A benefit occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean “separation from service” (within the meaning of Section 409A and as applicable to the Company and its affiliates).  Where entitlement to payment occurs by reason of such termination or cessation of employment and the Associate is a “specified employee” (within the meaning of Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Section 409A) on the date of his or her “separation from service”, then payment of such 409A benefit shall be delayed (without interest) until the first business day after the end of the six month delay period required under Section 409A or, if earlier, after the Associate’s death.  In determining separation from service, separation from service is determined based on the “Separation from Service” definition in the Trustmark Corporation Deferred Compensation Plan (as in effect on <<date>>), which provides, in part, that in determining separation from service as an employee, separation from service occurs when it is reasonably anticipated that no further services would be performed after that date or that the level of services the Associate would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding <<months>> month period.

16.	CPP Limitations.

(a)	The Company has participated in the CPP, and the Company is required to comply with the requirements of Section 111(b) of the EESA, in accordance with the CPP Requirements.

(b)
Notwithstanding any other provision of this Agreement to the contrary, the Associate acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder, including where applicable vesting and/or transferability, shall be limited, deferred, forfeited and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable with respect to the Associate, as determined by the Committee in its discretion, including without limitation the clawback, the bonus prohibition and the golden parachute prohibitions thereof.

(c)	This Award is intended to provide a grant of TARP-compliant long-term restricted stock and shall be administered and interpreted in accordance with that intent and purpose.

(d)
Without any further action, this Agreement shall be automatically adjusted if necessary to reduce the number of Award Shares or Excess Shares to the maximum number permitted for this Award, together with other awards granted to the Associate in calendar year <<year of grant>> that are taken into account in determining compliance with the TARP-compliant long-term restricted stock exception to the bonus prohibition in the CPP Requirements (i.e., if the aggregate of such awards has a value in excess of the 1/3rd of annual compensation limit for TARP-compliant long-term restricted stock), to constitute TARP-compliant long-term restricted stock; and in such event the number of Award Shares or Excess Shares which are reduced shall be immediately forfeited and excluded from the definition of Award Shares or Excess Shares, as applicable, ab initio, for all purposes of this Agreement.  If the Associate receives or has received in calendar year <<year of grant>> other awards of restricted stock and/or restricted stock units also intending to constitute TARP-compliant long-term restricted stock, the reduction in Award Shares or Excess Shares required by this Paragraph shall be applied as follows: (i) any later grant of restricted stock or restricted stock units to the Associate in calendar year <<year of grant>> shall be reduced before any earlier award granted to the Associate in calendar year <<year of grant>>; and (ii) if multiple awards of restricted stock and/or restricted stock units that must be taken into account in determining compliance with the TARP-compliant long-term restricted stock exception are granted to the Associate on the same day, (A) where such awards are “Time-Based” (i.e., those vesting solely on the basis of time) awards and “Performance-Based” awards (i.e., those vesting, in whole or in part, on the basis of performance metrics), the number of Award Shares shall be reduced pro rata in each award, (B) where “Performance-Based” awards contain both Award Shares and Excess Shares in one award agreement (as this Agreement does), the maximum number of Excess Shares shall automatically be reduced by the same number as the reduction in the Award Shares before application of any of the Vesting or Excess Share issuance provisions of this Agreement (i.e., if there is a one share reduction in Award Shares, there will also be a one share reduction in the maximum number of Excess Shares that could be issued), and (C) lastly all other awards shall be reduced on a pro rata basis.

(e)
The Committee shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements and Section 111 of the EESA, as amended from time to time, including any changes or additions which in its view are necessary or appropriate to ensure that this Award constitutes TARP-compliant long-term restricted stock for purposes of the CPP Requirements.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Associate have signed this Agreement as of the date first above written.

COMPANY:

TRUSTMARK CORPORATION

By:
Its:

ASSOCIATE:

By:
<<name>>

Attachment A

Listing of Peer Group

<<list of peer financial institutions>>